                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.___)

Filed by the Registrant             X

Filed by a Party other than the Registrant

Check the appropriate box:

      Preliminary Proxy Statement             Confidential, for Use of the
                                              Commission  Only (as permitted by
                                              Rule 14a-6(e)(2))

X        Definitive Proxy Statement
         Definitive Additional Materials
         Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         SIMIONE CENTRAL HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X   No fee required.

    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

    Fee paid previously with preliminary materials.

    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 9, 1998

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Simione Central Holdings, Inc., a Delaware corporation (the "Company"), will be held at the executive offices of the Company located at 6600 Powers Ferry Road, Atlanta, Georgia 30339 on June 9, 1998 at 10:00 a.m., Atlanta time, for the following purposes:

              1. To elect seven directors for a term of one year, and until their successors shall have been duly elected and shall have been duly qualified;

              2. To approve the increase in the number of shares of common stock, $.001 par value per share, reserved for issuance under the Simione Central Holdings, Inc. Omnibus Equity-based Incentive Plan; and

              3. To transact such other business as may properly come before the meeting or any adjournment thereof.

              Stockholders of record at the close of business on April 10, 1998 will be entitled to notice of and to vote at the meeting.


                                             By Order of the Board of Directors,

                                             /S/ M. Henry Day, Jr.

                                             M. Henry Day, Jr.
                                             General Counsel and Secretary


Atlanta, Georgia
April 29, 1998

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND MAIL THE ACCOMPANYING FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                         SIMIONE CENTRAL HOLDINGS, INC.
                             6600 POWERS FERRY ROAD
                             ATLANTA, GEORGIA 30339

                                 PROXY STATEMENT

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Simione Central Holdings, Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held at the executive offices of the Company located at 6600 Powers Ferry Road, Atlanta, Georgia 30339 on June 9, 1998 at 10:00 a.m., Atlanta time (the "Annual Meeting"). The approximate date on which this Proxy Statement and form of proxy were first sent or given to stockholders is April 30, 1998.

                                VOTING SECURITIES

         The Company has set the close of business on April 10, 1998 as the record date for the purpose of determining stockholders entitled to vote at the Annual Meeting. At the close of business on April 10, 1998, the Company had outstanding 8,524,465 shares of common stock, par value $.001 per share (the Common Stock), the only class of voting securities of the Company outstanding. Each holder of Common Stock is entitled to one vote for each share so held.

         The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is required for a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect directors. Abstentions and broker non-votes will have no effect on the outcome of the voting to elect the directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of an increase in the number of shares of Common Stock reserved for issuance under the Simione Central Holdings, Inc. Omnibus Equity-based Incentive Plan (the "Incentive Plan"). Abstentions will have the effect of a vote against the proposal to approve an increase in the number of shares of Common Stock reserved for issuance under the Incentive Plan. Broker non-votes will have no effect on the outcome of such voting. A broker non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         The shares represented by the accompanying proxy will be voted as directed, or, if no direction is indicated, will be voted FOR: (i) the election of the seven nominees for director identified below; and (ii) the approval of an increase in the number of shares of Common Stock reserved for issuance under the Incentive Plan. Each proxy executed and returned by a stockholder may be revoked at any time thereafter by giving written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and electing to vote in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.


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                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of seven members. The current terms of all existing directors expire upon the election and qualification of the directors to be selected at this Annual Meeting. The Board of Directors has nominated the individuals indicated below for election to the Board of Directors at the Annual Meeting, each to serve for a one-year term to expire at the 1999 Annual Meeting.

         The nominees have consented to being named herein and to serve if elected. If any of them should become unavailable for election prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

         The following sets forth information concerning each of the nominees for election to the Board of Directors, including his name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.

NOMINEES:

         GARY M. BREMER, age 58, has served as Chairman of the Board of the Company since October 8, 1996, and from October 8, 1996 to April 10, 1997 also served as the Company's Chief Executive Officer. From 1978 until October 1996, Mr. Bremer served as President and Chief Executive Officer of Central Health Holding Company, Inc. ("CHHC") and Central Health Services, Inc., a subsidiary of CHHC ("CHS"). Mr. Bremer has 23 years of experience in the home health care industry.

         JAMES R. HENDERSON, age 52, has served as President and as a director of the Company since October 8, 1996, and since April 10, 1997 has also served as the Company's Chief Executive Officer. From November 1995 to October 1996, Mr. Henderson acted as a private consultant to various companies in the information services industry, and from July 1992 to November 1995, Mr. Henderson served as Executive Vice President for National Data Corporation, an information services company. From February 1991 to June 1992, he served as Executive Vice President, Worldwide Sales, Marketing and Operations, of QMS, Inc., a computer printer company. From 1988 to January 1991, he served as Executive Vice President of Dun and Bradstreet Software Services, Inc., a client server software solutions company. Mr. Henderson has 31 years of experience in the information services industry.

         WILLIAM J. SIMIONE, JR., age 56, is a certified public accountant who has served as Vice Chairman of the Board and Executive Vice President of the Company since October 8, 1996. From January 1996 until October 1996, Mr. Simione served as the President of Simione Central, Inc., a wholly-owned subsidiary of the Company. From January 1975 until December 1995, Mr. Simione was Managing Partner of the Home Health Care Consulting Division of Simione & Simione, CPA's ("Simione & Simione"). Since September 1995, Mr. Simione has also served as a director and an audit committee member of Personnel Group of America, Inc., a leading provider of information technology services and commercial staffing solutions. Mr. Simione has 32 years of experience in the home health care industry.

         MURALI ANANTHARAMAN, age 41, has served as a director of the Company since October 8, 1996. From January 1996 to October 8, 1996, Mr. Anantharaman was a director of InfoMed Holdings, Inc., a Delaware corporation ("IMHI") that merged with Simione Central Holding, Inc., a Georgia corporation, to form the Company effective October 8, 1996. Mr. Anantharaman has been a Partner at EGL Holdings, Inc., a Georgia corporation ("EGL") and a venture capital firm, since 1987.



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


         JAMES A. GILBERT, age 49, has served as a director of the Company since May 21, 1997. From November 1997 to the present, Mr. Gilbert has served as Assistant to the President of IMNET Systems, Inc., a provider of electronic information and document management systems to the health care industry ("IMNET"). From September 1996 to November 1997, Mr. Gilbert served as President, Chief Operating Officer and a director of IMNET. From January 1995 to September 1996, Mr. Gilbert served as Senior Vice President and General Counsel at HBO & Company, a health care information company. From 1988 to December 1994, Mr. Gilbert held several other positions at HBO & Company. Prior to 1988, Mr. Gilbert was a Partner with the Atlanta law firm of Hansell & Post.

         RICHARD D. JACKSON, age 61, has served as a director of the Company since December 1996. Mr. Jackson served as Vice Chairman of First Financial Management Corp., a financial services company, from January 1995 to August 1996 and as Chief Operating Officer and Senior Executive Vice President from June 1993 to December 1995. From 1990 through May 1993, he served as Vice Chairman and Chief Executive Officer of Georgia Federal Bank, Atlanta, Georgia. Mr. Jackson is currently a director of ANACOMP, Inc., a service provider to and manufacturer of micrographic machines and equipment, and of Schweitzer Mauduit International, Inc., a manufacturer of tobacco papers and wrappers.

         BARRETT C. O'DONNELL, age 45, has served as a director of the Company since October 8, 1996. Mr. O'Donnell served as Chairman of the Board of IMHI from October 1992 to October 8, 1996 and as Chief Executive Officer from November 1994 to October 8, 1996. From 1978 to present, Mr. O'Donnell has been Chairman of the Board, President and Chief Executive Officer of O'Donnell Davis, Inc., a New Jersey corporation ("ODD"), which is in the consulting and investment advisory services business.

           THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE SEVEN NOMINEES LISTED ABOVE AS DIRECTORS.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

         The Board of Directors of the Company held seven meetings during 1997. The Board of Directors has established an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee. The Audit Committee reviews the Company's accounting practices and financial results, consults with and reviews the services provided by the Company's independent accountants, and reviews and approves (with the concurrence of a majority of the disinterested directors of the Company) transactions, if any, with affiliated parties. The current members of the Audit Committee are Messrs. Anantharaman (Chairman) and O'Donnell. The Audit Committee held two meetings during 1997. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all the executive officers of the Company, administers the Company's compensation and benefit plans, and reviews general policies relating to compensation and benefits of employees of the Company. The current members of the Compensation Committee are Messrs. Jackson (Chairman), Anantharaman and Gilbert. The Compensation Committee held three meetings during 1997. Each of the Company's directors in 1997 attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the Committees, if any, on which they served.

DIRECTOR COMPENSATION

         Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not officers of the Company, except Messrs. Anantharaman and O'Donnell, receive fees of $1,000, $500 and $250 for each Board, Committee and telephone meeting, respectively, attended. All directors receive reimbursement for certain expenses in connection with attendance at Board and Committee meetings. Further, upon election to the Board of Directors, each outside



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director receives an option for 5,000 shares of Common Stock with the exercise price equal to the fair market value of the Common Stock on the date of the grant and vesting in three equal annual installments.

         The Company has a verbal consulting arrangement with ODD, a consulting and investment advisory services company, whereby ODD provides consulting services on general business operations and corporate investments and assistance with respect to merger or acquisition opportunities. Mr. O'Donnell, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer and a 75% stockholder of ODD. Currently, ODD is paid $12,000 per month, plus reimbursement of out-of-pocket expenses, for such services. The fees were determined by negotiation between the parties. The amount paid to ODD by the Company in consulting fees totaled $144,000 in the year ended December 31, 1997. See "Certain Relationships and Related Transactions."

         The Company has a consulting agreement with EGL, a venture capital firm, whereby EGL provides consulting services on general business operations and corporate investments including financial analysis, review of industry trends and assistance with respect to merger or acquisition opportunities. Mr. Anantharaman, a director of the Company, is a Partner of EGL. The consulting agreement expires on June 30, 1999 and provides for a monthly consulting fee of $5,000, plus reimbursement of out-of-pocket expenses. The fees were determined by negotiation between the parties. The amount paid to EGL by the Company in consulting fees totaled $60,000 in the year ended December 31, 1997. See "Certain Relationships and Related Transactions."

         For a description of certain options granted to certain directors of the Company, see "Executive Compensation--Grants of Stock Options."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is currently comprised of Messrs. Jackson (Chairman), Anantharaman and Gilbert. None of these directors served as an officer or employee of the Company or any of its subsidiaries during the year ended December 31, 1997. Except as set forth under "--Director Compensation" and "Certain Relationships and Related Transactions," there were no material transactions between the Company and any of the members of the Compensation Committee during the year ended December 31, 1997.

               PROPOSAL 2 - APPROVAL OF THE INCREASE IN THE NUMBER
                 OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE
                    UNDER THE SIMIONE CENTRAL HOLDINGS, INC.
                       OMNIBUS EQUITY-BASED INCENTIVE PLAN

         The Company maintains the Simione Central Holdings, Inc. Omnibus Equity-based Incentive Plan (the "Incentive Plan"), which allows the Company to grant equity-based compensation to key employees, officers, directors and consultants of the Company or an affiliate. On March 26, 1997, the Board of Directors reserved 500,000 shares of Common Stock for issuance pursuant to awards under the Incentive Plan (250,000 shares after the Company's 1-for-2 reverse stock split effected on June 30, 1997), subject to adjustment as provided therein. The number of shares of Common Stock associated with any forfeited Stock Incentive (as defined below) is added back to the number of shares that can be issued under the Incentive Plan. The Incentive Plan was adopted by the Board of Directors on March 26, 1997 and approved by the stockholders on June 21, 1997. The last reported closing sale price per share of Common Stock was $14.125 as of April 27, 1998.

         The Board has proposed to increase the number of shares available for grant under the Incentive Plan as of June 9, 1998 by 1,000,000 shares to 1,250,000 shares



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of Common Stock, subject to stockholder approval. Awards under the Incentive
Plan are determined by the Compensation Committee of the Board of Directors. The Incentive Plan permits the Compensation Committee to make awards of a variety of equity-based incentives, including stock awards, incentive stock options and non-qualified stock options to purchase shares of Common Stock, stock appreciation rights phantom shares, performance unit appreciation rights and dividend equivalent rights (collectively, "Stock Incentives"). Through April 27, 1998, the Compensation Committee had awarded stock options under the Incentive Plan to purchase 242,800 shares of Common Stock.

         The number of shares of Common Stock as to which a Stock Incentive is granted and to whom any Stock Incentive is granted is determined by the Compensation Committee, subject to the provisions of the Incentive Plan. Stock Incentives issuable may be made exercisable or settled at such prices and may be made forfeitable or terminable under such terms as are established by the Compensation Committee, to the extent not otherwise inconsistent with the terms of the Incentive Plan. Each Stock Incentive is evidenced by a Stock Incentive Agreement or made subject to the terms of a Stock Incentive Program, each containing terms and restrictions as the Compensation Committee deems appropriate. No participant, however, may be granted during any one year period rights to shares of Common Stock under options and stock appreciation rights which, in the aggregate, exceed 100,000 shares of Common Stock.

         The Incentive Plan allows for the grant of incentive stock options and non-qualified stock options. The Compensation Committee determines whether an option is an incentive stock option or a non-qualified stock option at the time the option is granted. The exercise price of an option is established by the Compensation Committee. The exercise price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of the grant (or less than 110% of the fair market value if the participant controls more than 10% of the voting power of the Company or a subsidiary). Non-qualified stock options may be made exercisable at a price equal to, less than or more than the fair market value of the Common Stock on the date that the option is awarded. The Compensation Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Common Stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld.

         The term of an option is specified in the applicable Stock Incentive Agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who controls more than 10% of the voting power of the Company or a subsidiary will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in a Stock Incentive Agreement, in the event of a participant's termination of employment, an incentive stock option will become unexercisable no later than three months after the date of such termination of employment; provided, however, that if such termination of employment is due to death or disability, one year will be substituted for the three-month period.

         Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Compensation Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Compensation Committee with respect to any particular award.



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         The Compensation Committee may grant shares of Common Stock to a participant as stock awards, subject to such restrictions and conditions, if any, as the Compensation Committee may determine. Dividend equivalent rights, performance units and phantom shares may be granted in such numbers or units and may be subject to such conditions or restrictions as the Compensation Committee may determine and will be payable in cash or shares of Common Stock, as the Compensation Committee may determine. The Compensation Committee may make cash awards designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive.

         Stock Incentives generally are not transferable or assignable during a holder's lifetime. However, Stock Incentives may include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Compensation Committee's discretion, Stock Incentives that are subject to termination upon termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Stock Incentive Agreement and to the provisions of the Incentive Plan.

         The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of Stock Incentives or to which a Stock Incentive is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company. In the event of certain corporate reorganizations, Stock Incentives may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Compensation Committee, provided such adjustment is not inconsistent with the terms of the Incentive Plan or any agreement reflecting the terms of a Stock Incentive.

         Although the Incentive Plan may be amended by the Board of Directors without stockholder approval, the Board of Directors also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. No such action by the Board of Directors may adversely affect the rights of a holder of a Stock Incentive without the holder's consent.

         A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time a participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

         A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. A participant will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If a participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is issued to him or her, the gain will be capital gain and the Company will not get a corresponding deduction. If a participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If a participant sells the stock for less than the amount he or she paid for the stock prior to the one or two


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year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

         A participant generally will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit appreciation right or phantom share (an "Equity Incentive"). At the time a participant receives payment under any Equity Incentive, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

         A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code of 1986, as amended (the "Code"). However, when the shares of Common Stock that are subject to the stock award become transferable by the participant and are no longer subject to a substantial risk of forfeiture, a participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award that is subject to a substantial risk of forfeiture, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at the time of grant and the Company also will be entitled to a corresponding deduction at that time.

         The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of an increase in the number of shares of Common Stock reserved for issuance under the Incentive Plan.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL
             OF THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK
                 RESERVED FOR ISSUANCE UNDER THE INCENTIVE PLAN.



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                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee consists entirely of nonemployee directors and determines the compensation paid to the Chief Executive Officer. The Compensation Committee also determines, along with the Chief Executive Officer, all compensation paid to the other executive officers of the Company. The Compensation Committee believes that for the Company to be successful long-term and for it to increase stockholder value it must be able to hire, retain, adequately compensate and financially motivate talented and ambitious executives. The Compensation Committee attempts to reward executives for both individual achievement and overall Company success.

         Executive compensation is made up of three components:

                i. Base Salary: An executive's base salary is initially determined by considering the executive's level of responsibility, prior experience and compensation history. Published salaries of executives in similar positions at other companies of comparable size (sales and/or number of employees) is also considered in establishing base salary.

               ii. Cash Bonus: The Company maintains an incentive bonus plan to provide annual cash bonuses to certain executives. Such bonuses are based, in part, on the Company's financial performance during the previous fiscal year including data in connection with earnings per share and profitability and performance as compared to the Company's approved profit plan. In addition, objective individual measures of performance compared to the individual's business unit profit performance are considered. A subjective rating of the executive's personal performance is also considered.

                iii. Stock Options: The Compensation Committee believes that the granting of stock options is directly linked to increased executive commitment and motivation and to the long-term success of the Company. The Compensation Committee thus awards stock options to certain executives. The Compensation Committee uses both subjective appraisals of the executive's performance and the Company's performance and financial success during the previous year to determine option grants.

         Mr. Gary M. Bremer, who serves as the Company's Chairman of the Board and who served as the Company's Chief Executive Officer from October 8, 1996 to April 10, 1997, is paid a base salary of $329,000 pursuant to an employment agreement. See "--Employment Agreements." Pursuant to Mr. Bremer's employment agreement, Mr. Bremer also receives an annual bonus of $70,000 if the Company achieves certain financial results, a car allowance of $2,000 per month and reimbursement of up to $22,000 per year for certain club memberships and insurance expenses. The Compensation Committee also considers stock option grants that can be awarded to Mr. Bremer. Additional compensation is based on a subjective analysis of the Company's performance and Mr. Bremer's role in generating such performance.

         Mr. James R. Henderson, who has served as the Company's Chief Executive Officer since April 10, 1997, began service with the Company as President and a director in October 1996, at which time he was paid a base salary of $225,000. Upon his election as Chief Executive Officer of the Company, the Compensation Committee determined to continue his base salary of $225,000. In addition, the Compensation Committee can consider awarding Mr. Henderson cash bonuses and stock option grants. Mr. Henderson does not have an employment agreement with the Company.

         It should be noted that: (i) exceptions to the general principles stated above are made when the Compensation Committee deems them appropriate to stockholder interest; (ii) the Compensation Committee regularly considers other forms of


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compensation and modifications of its present policies, and will make changes as it deems appropriate; and (iii) the competitive opportunities to which the Company's executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable, with the result that the Compensation Committee's information about such opportunities is often anecdotal.

         Section 162(m) of the Code establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year unless certain requirements are met. The Company does not anticipate that any employee will exceed such $1,000,000 cap in the near future but will make necessary adjustments if and when this occurs.


                                                   Compensation Committee

                                                   Richard D. Jackson, Chairman
                                                   Murali Anantharaman
                                                   James A. Gilbert



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


COMPENSATION SUMMARY

         The following table sets forth all compensation paid by the Company for the years ended December 31, 1997, 1996 and 1995 to each of the individuals who served as Chief Executive Officer during 1997 and the four most highly compensated other executive officers (together, the "Named Executive Officers").

                                   SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                                                    Compensation
                                           Annual Compensation                      ------------
                       ------------------------------------------------------        Number of
                                                                     Other          Securities
                                                                     Annual          Underlying          All Other
                                       Salary          Bonus      Compensation        Option          Compensation
Name and Principal Position  Year       ($)             ($)            ($)           Grants(#)           ($)(1)
---------------------------  ----  --------------   ----------   ---------------  ---------------   ---------------
Gary M. Bremer               1997    $ 329,000        $      --    $     45,934(3)            --        $   29,909(4)
  Chairman of the Board      1996      346,335(5)        42,623              --          183,324            46,492(4)(5)
  and former Chief           1995           --               --              --               --                --
  Executive Officer (2)

James R. Henderson           1997      225,000               --              --          100,000             6,872
  President and Chief        1996      225,000(5)            --              --          202,526                --
  Executive Officer          1995           --               --              --               --                --

William J. Simione, Jr.      1997      300,000               --              --               --             6,134
  Vice Chairman of the       1996      300,000(5)            --              --           60,557                --
  Board and Executive Vice   1995           --               --              --               --                --
  President

Gary W. Rasmussen            1997      200,000               --              --               --             4,891
  Chief Operating Officer    1996      200,000(5)            --              --           24,773             4,440(5)
                             1995           --               --              --               --                --

Lori N. Siegel               1997      135,000               --              --               --             3,715
  Chief Financial Officer    1996      135,000(5)            --              --           22,661             2,610(5)
                             1995           --               --              --               --                --

James A. Tramonte            1997      118,750               --              --               --            34,669
  Former General Counsel     1996      150,000(5)            --              --           24,773             3,794(5)
  and Secretary (6)          1995           --               --              --               --                --
--------------------


(1) Represents group life insurance and disability insurance premium payments, except for Mr. Tramonte who received in 1997 an additional $31,250 in connection with his resignation from the Company as of October 13, 1997.

(2) Mr. Bremer served as Chief Executive Officer of the Company from October 8, 1996 until April 10, 1997.

(3) See "--Employment Agreements" with respect to a description of certain car allowance, club membership and insurance expense reimbursements to which Mr. Bremer is entitled pursuant to his employment agreement.

(4) Includes $20,698 and $37,294 of interest imputed to Mr. Bremer in 1997 and 1996, respectively, in connection with a promissory note to the Company for $900,000 entered into on March 5, 1996 by Mr. Bremer. The Company forgave all interest (5.05% per annum) that accrued on the outstanding principal balance of this promissory note. In July 1997, Mr. Bremer repaid in full the then outstanding principal balance of $850,000. See "Certain Relationships and Related Transactions."

(5) Represents the annualized salary and group life insurance and disability insurance premium payments the executive officer would have received had he or she joined the Company on January 1, 1996. Messrs. Bremer, Henderson, Simione, Rasmussen, Tramonte and Ms. Siegel joined the Company on October 8, 1996. The annualized salary and insurance and disability payments set forth herein for 1996 are based on payments made by the Company from October 8, 1996 until December 31, 1996.

(6) Mr. Tramonte resigned as General Counsel and Secretary of the Company as of October 13, 1997.

GRANTS OF STOCK OPTIONS

         The following table sets forth certain information with respect to individual grants of stock options by the Company to the Named Executive Officers during the year ended December 31, 1997.

                                                      OPTION GRANTS IN LAST FISCAL YEAR

                                                             Individual Grants
                                      --------------------------------------------------------------
                                                                                                                    Potential
                                                                                                                Realizable Value
                                      Number of          % of Total                                             at Assumed Annual
                                      Securities          Options                                                Rates of Stock
                                      Underlying         Granted to        Exercise                            Price Appreciation
                                       Options          Employee in         Price         Expiration           for Option Term(1)
Name                                  Granted(#)        Fiscal Year         ($/Sh)           Date                5%($)    10%($)
----                                  ----------        -----------        --------       -----------          --------- ---------
Gary M. Bremer...................            --             --                 --                --              --             --

James R. Henderson...............       100,000             30%          $  9.875           5/21/07       $ 621,033     $1,573,821

William J. Simione, Jr...........            --             --                 --                --              --             --

Gary W. Rasmussen................            --             --                 --                --              --             --

Lori N. Siegel...................            --             --                 --                --              --             --

James A. Tramonte................            --             --                 --                --              --             --

--------------------


(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission (the "Commission") and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. The actual value, if any, that an executive officer may ultimately realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by an executive officer upon actual exercise of the stock options granted in 1997 will be at or near the Potential Realizable Value indicated in the table.

OPTION EXERCISES AND HOLDINGS

         The following table sets forth information concerning the value of unexercised stock options held at the end of the fiscal year ended December 31, 1997 by each Named Executive Officer. During 1997, none of the Named Executive Officers exercised any stock options.

                       OPTION VALUES AT DECEMBER 31, 1997

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED                 VALUE OF IN-THE-MONEY
                                                OPTIONS AT                            OPTIONS AT
                                          DECEMBER 31, 1997(#)                   DECEMBER 31,1997($)(1)
                                       ----------------------------          ------------------------------
NAME                                   EXERCISABLE    UNEXERCISABLE          EXERCISABLE      UNEXERCISABLE
----                                   -----------    -------------          -----------      -------------
Gary M. Bremer.......................     171,213       12,111                $988,741         $  48,444

James R. Henderson...................      67,510      235,016                  36,704            73,400

William J. Simione, Jr...............      45,877       14,680                 254,414            58,720

Gary W. Rasmussen....................      10,093       14,680                  45,436            58,720

Lori N. Siegel.......................       7,921       14,740                  19,360            32,296

James A. Tramonte....................      10,093        7,340                  45,436            29,360

 --------------------

 (1) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at year-end ($9.00 per share) and the exercise price of the options.

EMPLOYMENT AGREEMENTS

         The Company has an employment agreement with Mr. Gary M. Bremer, the Chairman of the Board, which provides for an initial base salary of $329,000, an annual bonus of $70,000 if the Company achieves certain financial results, and a car allowance of $2,000 per month. In addition, Mr. Bremer's employment agreement provides for reimbursement of up to $22,000 per year for certain club membership and insurance expenses. The agreement was signed on December 10, 1996 and has an initial three year term which will renew for additional one year terms unless terminated by either party. The agreement further provides that if Mr. Bremer is terminated for any reason other than for cause (as defined in the agreement), or if Mr. Bremer terminates the agreement for good reason (as defined in the agreement), he will be entitled to the compensation remaining under the current term of the agreement. The agreement contains non-compete provisions prohibiting Mr. Bremer from competing with the Company during the term of the agreement and for one year thereafter, except in the case of certain terminating events of Mr. Bremer's employment following a change in control (as defined in the agreement) of the Company.

         A Company subsidiary has an employment agreement with Mr. William J. Simione, Jr., Vice Chairman of the Board and an Executive Vice President of the Company, which provides for a base salary of $300,000, plus certain benefits, and a potential bonus payable at the discretion of the Board of Directors. The agreement was signed on January 1, 1996 and has an initial five year term that can be renewed for additional one year terms unless terminated by either party. The agreement provides for different severance payments if there is a change in control of the Company based upon the circumstances and timing of Mr. Simione's termination of employment with respect to the change in control. The agreement also contains a non-compete provision prohibiting Mr. Simione from competing with the Company during the term of the agreement and, depending upon the terminating events of Mr. Simione's employment, for a period of time thereafter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides information at February 1, 1998 with respect to (i) any person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) all directors of the Company, (iii) all Named Executive Officers (as defined on page 10), and (iv) all directors and executive officers as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to the shares of Common Stock, except as noted below.

                                                                                               SHARES BENEFICIALLY
                                                                                               -------------------
                                                                                                      OWNED
NAME AND ADDRESS                                                                                      -----
OF BENEFICIAL OWNER                                                                      NUMBER(1)            PERCENT(2)
-------------------                                                                      ---------            ----------
O'Donnell Davis, Inc.(3)..............................................................   1,121,973               12.6%
   P.O. Box 7395
   Princeton, NJ 08543

Barrett C. O'Donnell(4)...............................................................   1,121,973               12.6
   P.O. Box 7395
   Princeton, NJ 08543

Murali Anantharaman(5)................................................................     920,138               10.7
   120 Breakwater Circle
   Atlanta, GA  30328

Simione Central Holdings, Inc.........................................................     904,008               10.6
   Profit Sharing Plan Trust
   c/o Trust Company of Knoxville, Inc.
   620 Market Street, Suite 300
   Knoxville, TN 37902

Gary M. Bremer(6).....................................................................     895,957               10.3
   6600 Powers Ferry Road
   Atlanta, GA 30339

Rowan Nominees Limited(7).............................................................     884,873               10.3
   33 King William Street
   London, EC4R 9AS

The TCW Group, Inc.(8)................................................................     605,100                7.1
   865 South Figueroa Street
   Los Angeles, CA  90017

Howard B. Krone (9)...................................................................     440,622                5.2
   3633 Tuxedo Road
   Atlanta, GA 30305

Putnam Investments, Inc.(10)..........................................................     436,300                5.1
   One Post Office Square
   Boston, MA 02109

William J. Simione, Jr.(11)...........................................................     124,748                1.5
   4130 Whitney Avenue
   Hamden, CT  06518

James R. Henderson(12)................................................................      83,284                *
6600 Powers Ferry Road
Atlanta, GA 30339

James A. Gilbert(13)..................................................................       3,750                *
235 North Mill Road
Atlanta, GA  30338

Richard D. Jackson(14)................................................................       1,667                *
3745 Randall Mill Road
Atlanta, GA  30327

Gary W. Rasmussen(15).................................................................      25,867                *
6600 Powers Ferry Road
Atlanta, GA 30339

Lori Nadler Siegel(16)................................................................      11,075                *
6600 Powers Ferry Road
Atlanta, GA 30339

James A. Tramonte(17).................................................................      27,709                *
5509 Mount Vernon Way
Dunwoody, GA  30338

All directors and executive officers as
  a group (10 persons) (18)...........................................................   3,188,459               34.4

 --------------------

 *Less than 1%

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security through any contract, arrangement, understanding or relationship. The number of shares of Common Stock includes the number of shares of Common Stock which are subject to the exercise of options or warrants within 60 days of February 1, 1998.

(2) Percentages were calculated based on the ratio of the number of shares of Common Stock beneficially owned by such beneficial owner as of February 1, 1998 to the sum of (a) 8,522,928, the total number of outstanding shares of Common Stock as of February 1, 1998, and (b) the number of shares of Common Stock issuable upon exercise of options or warrants held by the applicable beneficial owner exercisable within 60 days of February 1, 1998.

(3) Includes 135,000 shares issuable upon exercise of warrants and 252,581 shares issuable upon exercise of options. Also includes 150,000 shares held by the Trust Under the Will of John C. O'Donnell, Sr., as to which Mr. O'Donnell may be deemed to share voting and dispositive power.

(4) Mr. O'Donnell is a stockholder, director and officer of O'Donnell Davis, Inc. ("ODD"). Accordingly, pursuant to Rule 13d-3 under the Exchange Act, he is deemed to be an indirect beneficial owner of the Company's securities beneficially owned by ODD.

(5) Includes 15,464 shares as to which Mr. Anantharaman has sole voting power, 19,801 shares issuable upon exercise of options, 853,930 shares related to Rowan Nominees Limited ("Rowan") and 30,943 shares issuable upon exercise of options related to Rowan. Rowan is an affiliate of EGL, in which Mr. Anantharaman serves as a partner. Mr. Anantharaman disclaims beneficial ownership with respect to shares beneficially owned by Rowan.

 (6) Includes 171,213 shares issuable upon exercise of options. Excludes any interest Mr. Bremer has in the Simione Central Holdings, Inc. Profit Sharing Plan Trust (the "Profit Sharing Plan").

 (7)     Includes 30,943 shares issuable upon exercise of options.

 (8) The information set forth in the table is based on a Schedule 13G dated February 12, 1998 filed jointly by The TCW Group, Inc. ("TCW")and Mr. Robert Day, who may be deemed to control TCW. TCW and Mr. Day each claim (i) to be beneficial owners of 605,100 shares, and (ii) to have voting and dispositive power with respect to all such shares.

(9) Includes 125,135 shares owned by Dr. Krone's wife, as to which Dr. Krone may be deemed to have sole dispositive and voting power.

(10) The information set forth in the table is based on a Schedule 13G dated January 16, 1998 filed jointly by Putnam Investments, Inc. ("Putnam") and its affiliates, Marsh & McLennan Companies, Inc. ("Marsh & McLennan"), Putnam Investment Management, Inc. ("Putnam Investment") and Putnam Advisory Company, Inc. ("Putnam Advisory"). Putnam, a wholly-owned subsidiary of Marsh & McLennan, is the beneficial owner of the 436,300 shares and claims shared dispositive power with respect to all such shares and shared voting power with respect to 272,500 of such shares. Putnam Investment, a wholly-owned subsidiary of Putnam and the investment advisor to the Putnam family of mutual funds, is the beneficial owner of 148,300 of the 436,300 shares set forth in the table and claims shared dispositive power with respect to such 148,300 shares but no voting power. Putnam Advisory, a wholly-owned subsidiary of Putnam and the investment advisor to Putnam's institutional clients, is the beneficial owner of 288,000 of the 436,300 shares set forth in the table and claims shared voting power with respect to 272,500 shares and shared dispositive power with respect to all 288,000 shares.

(11)     Includes 45,877 shares issuable upon exercise of options.

(12)     Includes 67,510 shares issuable upon exercise of options.

(13)     Includes 2,500 shares issuable upon exercise of options.

(14)     Represents 1,667 shares issuable upon exercise of options.

(15) Includes 10,093 shares issuable upon exercise of options. Excludes any interest Mr. Rasmussen has in the Profit Sharing Plan.

(16) Includes 7,921 shares issuable upon exercise of options. Excludes any interest Ms. Siegel has in the Profit Sharing Plan.

(17) Includes 10,093 shares issuable upon exercise of options. Excludes any interest Mr. Tramonte has in the Profit Sharing Plan.

(18) Includes 610,106 shares issuable upon exercise of options and 135,000 shares issuable upon exercise of warrants. Excludes all shares beneficially owned by Mr. Tramonte who, as of October 13, 1997, resigned as an executive officer of the Company.

         For a description of a voting agreement among the Company, ODD, EGL, Mr. Anantharaman and certain of their affiliates, see "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 1, 1996, IMHI entered into a lease agreement with Gateway LLC with respect to the Company's Pompano Beach, Florida office (the "Pompano Lease"). ODD owns 65% of Gateway LLC and more than 5% of the Company's Common Stock. In addition, Mr. Barrett C. O'Donnell, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer and a 75% stockholder of ODD. Pursuant to the lease agreement, Gateway LLC leases approximately 20,291 square feet to the Company for a term of five years that commenced on January 1, 1996. In addition, on October 24, 1997 a subsidiary of the Company entered into a written addendum extending the Pompano Lease through December 31, 2001. The Company has an option to renew the lease for an additional five year term. Rental payments from the Company for the year ended December 31, 1997 totaled $223,201. The scheduled annual rental payments for the remaining term are $233,347 for 1998, $243,492 for 1999, $253,638 for 2000 and
$264,189 for 2001. In addition to the aforesaid lease payments, the Company is obligated to pay its share of the office building's operating expenses. The lease payments were determined by negotiation between the parties. The Company believes that the terms of the lease agreement are at least as favorable as could have been obtained elsewhere for similar facilities from unaffiliated third parties.

         During 1996, the Company entered into various capital lease agreements with National Leasing, Inc. ("NLI"). Mr. Gary M. Bremer, Chairman of the Board of the Company, Mr. William J. Simione, Jr., Vice Chairman of the Board and an Executive Vice President of the Company, and Mr. Gary W. Rasmussen, Chief Operating Officer of the Company, each respectively owned a 33.33% interest in NLI. Each lease was for a three year term and provided for an interest rate of 14%. Interest expense related to these capital leases totaled $57,746 during the year ended December 31, 1997. The Company purchased the leased assets in December 1997 by paying off these leases in full in the amount of $579,039. The terms of the various lease agreements and the purchase of the leased assets were determined by negotiation between the parties. The Company believes that the terms of the lease agreements and the purchase of the leased assets were at least as favorable as could have been obtained for similar assets from unaffiliated third parties.

         On January 1, 1998, the Company replaced an oral lease agreement with S&S Realty for the Company's Hamden, Connecticut office with a written agreement. Mr. Simione owns 45% of S&S Realty. Pursuant to the lease agreement, S&S Realty leases approximately 6,500 square feet to the Company for a term expiring on December 31, 2002. Rental payments for the year ended December 31, 1997 totaled $129,996. The scheduled annual rental payments for each year of the remaining term may, upon thirty (30) days' written notice from S&S Realty, be increased by $5,850. In addition to the aforesaid lease payments, the Company is obligated to pay its share of the office building's operating expenses (other than water, which is provided by S&S Realty). The lease payments were determined by negotiation between the parties. The Company believes that the terms of the lease agreement are at least as favorable as could have been obtained elsewhere for similar facilities from unaffiliated third parties.

         On March 5, 1996, Gary M. Bremer entered into a promissory note for $900,000 in connection with money borrowed from the Company for the purchase of Common Stock, with all principal and interest (5.05% per annum) due on December 5, 1996. Mr. Bremer repaid $50,000 of the outstanding principal balance in 1996 and the maturity date for repaying the remaining balance due under the promissory note was extended until such time as Mr. Bremer no longer personally guaranteed a $1.5 million credit facility issued in favor of the Company. This credit facility was paid off and terminated on July 7, 1997, whereupon Mr. Bremer immediately repaid in full the remaining outstanding principal balance of $850,000. The Company forgave all interest that had accrued on the outstanding principal balance of this promissory note.

         On October 7, 1996 and as a condition to the consummation of the Company's acquisition of IMHI, EGL and ODD (each an "Investor"), Mr. Anantharaman and certain other holders of shares of IMHI Preferred Stock entered into an agreement with IMHI (the "Preferred Stock Agreement"). Pursuant to the Preferred Stock Agreement, such holders agreed to exchange all of their respective shares of Preferred Stock for Common Stock based on a conversion price of $4.00 per share. In addition, such holders received shares of Company Common Stock in lieu of cash dividends that were payable on their respective shares of Preferred Stock. Mr. Anantharaman is a partner in EGL. EGL is an affiliate of Rowan, which is a more than 5% beneficial owner of the Company's Common Stock. Mr. O'Donnell is a director and officer of ODD. ODD is also a more than 5% beneficial owner of the Company's Common Stock. In connection with the Preferred Stock Agreement (i) Rowan received approximately 483,550 shares of Common Stock, (ii) ODD received approximately 265,350 shares of Common Stock, and (iii) Mr. Anantharaman received approximately 1,000 shares of Common Stock.

         In addition, the Preferred Stock Agreement entitles each Investor, as long as such Investor and its affiliates own 5% or more of the Common Stock, to designate through October 8, 1998 one person reasonably acceptable to the Company's Board of Directors to serve as a director of the Company, and the Company shall use all reasonable efforts to cause the election of such designees. Furthermore, EGL and ODD agreed to be present, in person or by proxy, at every stockholder meeting and to vote in favor of all nominees to the Company's Board of Directors as approved by such Board, provided EGL's and ODD's designees are included with such nominees. Currently, Mr. Anantharaman is EGL's designee and Mr. O'Donnell is ODD's designee to the Board of Directors.

         On November 1, 1996, Simione Central, Inc., a wholly-owned subsidiary of the Company ("SCI"), entered into various information, support and management service agreements (the "Columbia Agreements") with certain affiliates of Columbia/HCA Healthcare Corporation ("Columbia/HCA"). As part of the negotiation of the Columbia Agreements, Columbia/HCA required that SCI, formerly a subsidiary of CHHC, guarantee certain indemnification obligations of the former stockholders of CHHC, including Mr. Bremer, to those Columbia/HCA affiliates (the "Guaranty") for potential liabilities relating to the Central Health Holding Company Employee Stock Ownership Plan Trust (the "Plan") or its participants, including potential liabilities resulting from a then ongoing investigation of the Plan by the Department of Labor and the Internal Revenue Service's then ongoing audit of certain issues related to the Plan (both of which have been resolved). Columbia/HCA became indirectly responsible for these Plan obligations as a result of its acquisition of CHHC by purchasing all of CHHC's stock. Because all of the former CHHC stockholders were also stockholders of the Company as a result of the January 1996 spin-off of the Company from CHHC, SCI agreed to undertake the Guaranty. Also, on November 1, 1996, the Plan was converted into the Profit Sharing Plan and sponsorship of the Plan was transferred from CHHC to the Company. Under the terms of the Guaranty, SCI guarantees Columbia/HCA against: (i) Plan losses arising from a fiduciary breach, prohibited transaction or other violation of law relating to the Plan; or (ii) liabilities related to the Plan which are not paid by the former stockholders of CHHC other than the Plan, but only to the extent such liabilities are not recovered by Columbia/HCA through other indemnity provisions of the stock purchase agreement. Columbia/HCA's other sources of potential recovery include amounts accrued on CHHC's closing balance sheet at the time of sale and escrow accounts established for the benefit of Columbia/HCA by the former stockholders of CHHC. SCI's maximum liability under the Guaranty is limited to $20 million for obligations arising before November 1, 1997, $17.5 million for obligations arising before November 1, 1998, $15 million for obligations arising before November 1, 1999, $15 million for obligations arising before November 1, 2000 and $0 thereafter. At no time during the term of the Guaranty will SCI's liability exceed $20 million in the aggregate. Pursuant to the Guaranty, SCI agreed that on each date that a guaranteed obligation is required to be paid to Columbia/HCA, SCI would grant Columbia/HCA a security interest equal to the amount of such guaranteed obligation in SCI's accounts receivable. SCI also granted to Columbia/HCA and the parties to the Columbia Agreements the right to offset any liability arising under the Guaranty against any payments due from such parties to SCI for information, management and support services. At December 31, 1997, no claims had been made under the Guaranty, and currently the Company does not anticipate incurring any losses associated with the Guaranty.

         Mr. G. Blake Bremer, the son of Mr. Gary M. Bremer, is currently serving as an Assistant Vice President of the Company. As compensation for his services, Mr. G. Blake Bremer was paid $99,803 in 1997. Ms. Lori Yawn Ferrero, the Company's Director of Human Resources, and Ms. Martha Elizabeth Cavaiani, the Company's Director of Marketing, are the sisters-in-law of Mr. Gary M. Bremer. Ms. Ferrero and Ms. Cavaiani were paid $80,529 and $82,940, respectively, in 1997 for their services. Mr. Robert J. Simione, the brother of Mr. William J. Simione, Jr., is currently serving as Senior Vice President of Simione Central Consulting, Inc. As compensation for his services, Mr. Robert J. Simione was paid $226,443 in 1997. In addition, Mr. William J. Simione, III, the son of Mr. William J. Simione, Jr., is currently serving as a Consulting Manager of the Company. As compensation for his services, Mr. William J. Simione, III was paid $69,019 in 1997.

         For a description of consulting agreements between the Company and certain directors, see "Proposal 1 -- Election of Directors--Director Compensation."


STOCKHOLDER RETURN PERFORMANCE GRAPH

         The following graph shows a comparison, since the Common Stock began trading on September 3, 1993, of cumulative total returns for the Common Stock, the Standard & Poor's SmallCap 600 Index and the Standard & Poor's Computer (Software and Services)--Mid-Cap Index. The comparisons in this table are required by the Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock.


                                INDEXED RETURNS
                                  YEARS ENDING

                                                      SIMIONE           COMPUTER            S&P
               MEASUREMENT PERIOD                     CENTRAL         (SOFTWARE &         SMALLCAP
             (FISCAL YEAR COVERED)                 HOLDINGS INC.        SVC)-MID         600 INDEX
3 SEP. 93                                                      100               100               100
DEC. 93                                                      62.50            100.68            104.04
DEC. 94                                                      68.75            110.59             99.08
DEC. 95                                                      40.63            193.56            128.76
DEC. 96                                                     107.80            196.28            156.21
DEC. 97                                                     112.50            283.07            196.17

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. The quorum requirement for convening the Annual Meeting is the holders, in person or by proxy, of a majority of the shares of Common Stock entitled to vote at the Annual Meeting.

                               SOLICITATION COSTS

         The Company will pay the cost of preparing and mailing this Proxy Statement and the other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares of Common Stock in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

                      STOCKHOLDER PROPOSALS AND NOMINATIONS
                           FOR THE 1999 ANNUAL MEETING

         A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's Proxy Statement for the 1999 Annual Meeting of Stockholders of the Company must deliver the proposal so that it is received by the Company no later than December 30, 1998. The Company requests that all such proposals be addressed to M. Henry Day, Jr., General Counsel and Secretary, 6600 Powers Ferry Road, Atlanta, Georgia 30339 and mailed by certified mail, return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Effective January 23, 1997, the Company appointed Ernst & Young LLP as the Company's independent accountants for the fiscal year ended December 31, 1996 and replaced Arthur Andersen LLP, the independent accountants for IMHI, which was acquired by the Company on October 8, 1996. The decision to change accountants was approved by the Audit Committee of the Board of Directors of the Company acting pursuant to authority granted by the Board of Directors.

         Arthur Andersen LLP's reports on IMHI's Financial Statements for the three years ended June 30, 1996 contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the last three fiscal years ended June 30, 1996, there were no disagreements between IMHI and Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

         None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to IMHI during the last three fiscal years or in the subsequent interim period to the date hereof.

         During the last three fiscal years and subsequent interim period to the date hereof, the Company did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

         Ernst & Young LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1997 and is currently serving in such capacity for the year ending December 31, 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the federal securities laws, the Company's directors and executive officers, and any persons holding more than 10% of the Common Stock outstanding, are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Commission and The Nasdaq Stock Market. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the Company's most recent fiscal year. To the Company's knowledge, all of these filing requirements were satisfied. In making these disclosures, the Company has relied solely on its review of copies of the reports that have been submitted to the Company with respect to its most recent fiscal year.

                             REPORTS TO STOCKHOLDERS

         The Company has mailed this Proxy Statement and a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K") to each stockholder entitled to vote at the Annual Meeting. Included in the Form 10-K are the Company's financial statements for the fiscal year ended December 31, 1997. The Form 10-K is not a part of the proxy solicitation material.


                                       By order of the Board of Directors

                                       /s/ M. Henry Day, Jr.
                                       M. Henry Day, Jr.
                                       General Counsel and Secretary

Atlanta, GA
April 29, 1998

                                    ANNEX A

                         SIMIONE CENTRAL HOLDINGS, INC.

                      OMNIBUS EQUITY-BASED INCENTIVE PLAN

                         SIMIONE CENTRAL HOLDINGS, INC.

                      OMNIBUS EQUITY-BASED INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
SECTION 1  DEFINITIONS.................................................    1
      1.1  Definitions.................................................    1
SECTION 2  THE STOCK INCENTIVE PLAN....................................    2
      2.1  Purpose of the Plan.........................................    2
      2.2  Stock Subject to the Plan...................................    2
      2.3  Administration of the Plan..................................    3
      2.4  Eligibility and Limits......................................    3
SECTION 3  TERMS OF STOCK INCENTIVES...................................    3
      3.1  Terms and Conditions of All Stock Incentives................    3
      3.2  Terms and Conditions of Options.............................    4
           (a)  Option Price...........................................    4
           (b)  Option Term............................................    4
           (c)  Payment................................................    4
           (d)  Conditions to the Exercise of an Option................    5
           (e)  Termination of Incentive Stock Option..................    5
           (f)  Special Provisions for Certain Substitute Options......    5
      3.3  Terms and Conditions of Stock Appreciation Rights...........    5
           (a)  Settlement.............................................    5
           (b)  Conditions to Exercise.................................    5
      3.4  Terms and Conditions of Stock Awards........................    5
      3.5  Terms and Conditions of Dividend Equivalent Rights..........    6
           (a)  Payment................................................    6
           (b)  Conditions to Payment..................................    6
      3.6  Terms and Conditions of Performance Unit Awards.............    6
           (a)  Payment................................................    6
           (b)  Conditions to Payment..................................    6
      3.7  Terms and Conditions of Phantom Shares......................    6
           (a)  Payment................................................    6
           (b)  Conditions to Payment..................................    6
      3.8  Treatment of Awards Upon Termination of Employment..........    7
SECTION 4  RESTRICTIONS ON STOCK.......................................    7
      4.1  Escrow of Shares............................................    7
      4.2  Restrictions on Transfer....................................    7
SECTION 5  GENERAL PROVISIONS..........................................    7
      5.1  Withholding.................................................    7
      5.2  Changes in Capitalization; Merger; Liquidation..............    8
      5.3  Cash Awards.................................................    9
      5.4  Compliance with Code........................................    9
      5.5  Right to Terminate Employment...............................    8
      5.6  Non-alienation of Benefits..................................    8
      5.7  Restrictions on Delivery and Sales of Shares; Legends.......    9
      5.8  Termination and Amendment of the Plan.......................    9
      5.9  Stockholder Approval........................................    9
     5.10  Choice of Law...............................................    9
     5.11  Effective Date of Plan......................................    9

                         SIMIONE CENTRAL HOLDINGS, INC.

                      OMNIBUS EQUITY-BASED INCENTIVE PLAN

                                   SECTION 1

                                  DEFINITIONS

     1.1 Definitions. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

          (a) "Board of Directors" means the board of directors of the Company.

          (b) "Code" means the Internal Revenue Code of 1986, as amended.

          (c) "Committee" means the committee appointed by the Board of Directors to administer the Plan.

          (d) "Company" means Simione Central Holdings, Inc., a Delaware corporation.

          (e) "Disability" has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

          (f) "Disposition" means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

          (g) "Dividend Equivalent Rights" means certain rights to receive cash payments as described in Plan Section 3.5

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (i) "Exercise Price" means the price per share of Stock purchasable under any Option.

          (j) "Fair Market Value" with regard to a date means (1) the closing price at which Stock shall have been sold on the last trading date prior to that date as reported by the Nasdaq Stock Market (or, if applicable, as reported by a national securities exchange selected by the Committee on which the shares of Stock are then actively traded) and published in The Wall Street Journal, (2) if Stock is not traded on a securities exchange, but is reported by the Nasdaq Stock Market and market information is published on a regular basis in The Wall Street Journal, the average of the published high and low sales prices for the last business day prior to that date as published in The Wall Street Journal, (3) if such market information is not published on a regular basis, the average of the high bid and low asked prices of Stock in the over-the-counter market on the last business day prior to that date, as reported by the Nasdaq Stock Market, or, if not so reported, by a generally accepted reporting service, or (4) if Stock is not publicly traded, as determined in good faith by the Committee with due consideration being given to (i) the most recent independent appraisal of the Company, if such appraisal is not more than twelve months old and (ii) the valuation methodology used in any such appraisal provided that, for purposes of granting awards other than Incentive Stock Options, Fair Market Value of the shares of Stock may be determined by the Committee by reference to the average market value determined over a period certain or as of specified dates, to a tender offer price for the shares of Stock (if settlement of an award is triggered by such an event) or to any other reasonable measure of fair market value.

          (k) "Option" means a non-qualified stock option or an incentive stock option.

          (l) "Over 10% Owner" means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

          (m) "Participant" means an individual who receives a Stock Incentive hereunder.

          (n) "Performance Unit Award" refers to a performance unit award described in Plan Section 3.6.

          (o) "Phantom Shares" refers to the rights described in Plan Section
     3.7.

          (p) "Plan" means the Simione Central Holdings, Inc. Omnibus Equity-based Incentive Plan.

          (q) "Stock" means the Company's common stock, no par value.

          (r) "Stock Appreciation Right" means a stock appreciation right described in Plan Section 3.3.

          (s) "Stock Award" means a stock award described in Plan Section 3.4.

          (t) "Stock Incentive Agreement" means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

          (u) "Stock Incentive Program" means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under terms, conditions and restrictions set forth in such written program.

          (v) "Stock Incentives" means, collectively, Dividend Equivalent Rights, Options, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards.

          (w) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to incentive stock options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

          (x) "Termination of Employment" means the termination of the employee-employer relationship between a Participant and the Company and its affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

                                   SECTION 2

                            THE STOCK INCENTIVE PLAN

     2.1 Purpose of the Plan. The Plan is intended to (a) provide incentive to officers, key employees, consultants, and directors of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, key employees, consultants, and directors by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining key personnel.

     2.2 Stock Subject to the Plan.  Subject to adjustment in accordance with
Section 5.2, 500,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Stock Incentives, all or any portion of which may be issued pursuant to Options. At no time shall the Company have outstanding Stock Incentives subject to Section 16 of the Exchange Act and shares of Stock issued in respect of Stock Incentives in excess of the Maximum Plan Shares; for this purpose, the outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives shall be computed in accordance with

Rule 16b-3(a)(1) as promulgated under the Exchange Act. To the extent permitted by Rule 16b-3(a)(1) as promulgated under the Exchange Act, the shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

     2.3 Administration of the Plan. The Plan shall be administered by the Committee, which shall be comprised of at least two members of the Board of Directors who may be "outside directors" within the meaning of Code Section 162(m) and the regulations thereunder. The Committee shall have full authority in its discretion to determine the officers, key employees, consultants, and directors of the Company or its affiliates to whom Stock Incentives shall be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements or Stock Incentive Programs and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee's decisions shall be final and binding on all Participants. The Committee may delegate to any member of the Board of Directors or officer of the Company the administrative authority to (a) interpret the provisions of the Plan, any Stock Incentive Agreement or any Stock Incentive Program; and (b) determine the treatment of Stock Incentives upon a Termination of Employment, as contemplated in Plan Section 3.8.

     2.4 Eligibility and Limits. Stock Incentives may be granted only to officers, key employees, consultants, and directors of the Company, or any affiliate of the Company; that an incentive stock option may only be granted to an employee of the Company or any Subsidiary. In the case of incentive stock options, the aggregate Fair Market Value (determined as at the date an incentive stock option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the incentive stock option(s) which cause the limitation to be exceeded shall be treated as non-qualified stock option(s).

                                   SECTION 3

                           TERMS OF STOCK INCENTIVES

     3.1 Terms and Conditions of All Stock Incentives. (a) The number of shares of Stock as to which a Stock Incentive shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options and Stock Appreciation Rights described in the following sentence. To the extent required under Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted during any one year period to any employee shall not exceed 200,000.

     (b) Each Stock Incentive shall either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, or, except for Options or Stock Appreciation Rights, be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate. Each Stock Incentive Agreement or Stock Incentive Program shall be subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan shall be null and void.

     (c) The date a Stock Incentive is granted shall be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive and has taken all such other action necessary to complete the grant of the Stock Incentive.

     (d) Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

     (e) Stock Incentives shall not be transferable or assignable except by will or by the laws of descent and distribution. Stock Incentives shall be exercisable, during the Participant's lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of the death of the Participant, by the legal representatives of the Participant's estate or if no legal representative has been appointed, by the successor in interest determined under the Participant's will.

     3.2 Terms and Conditions of Options. Each Option granted under the Plan shall be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee shall determine whether the Option is to be an incentive stock option described in Code Section 422 or a non-qualified stock option, and the Option shall be clearly identified as to its status as an incentive stock option or a non-qualified stock option. Incentive stock options may only be granted to employees of the Company or any Subsidiary. At the time any incentive stock option granted under the Plan is exercised, the Company shall be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an incentive stock option. An incentive stock option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company's stockholders.

     (a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the Exercise Price under (i) any non-qualified stock option shall be as set forth in the applicable Stock Incentive Agreement which may be Fair Market Value on the date of grant or less than or greater than such Fair Market Value; and (ii) any incentive stock option shall be as set forth in the applicable Stock Incentive Agreement, but in no event shall it be less than the Fair Market Value on the date the incentive stock option is granted. With respect to each grant of an incentive stock option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value on the date the Option is granted.

     (b) Option Term. Any incentive stock option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten
(10) years after the date the Option is granted. Any incentive stock option granted to a Participant who is an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted. The term of any non-qualified stock option shall be as specified in the applicable Stock Incentive Agreement.

     (c) Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Incentive Agreement, including, but not limited to, (i) cash, (ii) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery; (iii) in a cashless exercise through a broker; or (iv) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price. In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. If a Stock Incentive Agreement so provides, the Participant may be granted a new Option to purchase a number of shares of Stock equal to the number of previously owned shares of Stock tendered in payment for each share of Stock purchased pursuant to the terms of the Stock Incentive Agreement. Any such new Option shall be subject to the terms and conditions of the Stock Incentive Agreement pursuant to which such new Option is granted. Payment of the Exercise Price shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

     (d) Conditions to the Exercise of an Option. Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

     (e) Termination of Incentive Stock Option. With respect to an incentive stock option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year shall be substituted for such three (3) month period. For purposes of this Subsection (e), Termination of Employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the incentive stock option of the Participant in a transaction to which Code Section 424(a) is applicable.

     (f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

     3.3 Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right shall entitle the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, shall be not less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

     (a) Settlement. Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

     (b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

     3.4 Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, shall be as the Committee determines, and the certificate for such shares shall bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee shall have the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant.

     3.5 Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right shall entitle the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

     (a) Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

     (b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

     3.6 Terms and Conditions of Performance Unit Awards. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, the performance factors applicable to the determination of the ultimate payment value of the Performance Unit Award and the period over which Company performance shall be measured. The Committee may provide for an alternate base value for each unit under certain specified conditions.

     (a) Payment. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

     (b) Conditions to Payment. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

     3.7 Terms and Conditions of Phantom Shares. Phantom Shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Phantom Share awards containing performance criteria may be designated as Performance Share Awards.

     (a) Payment. Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

     (b) Conditions to Payment. Each Phantom Share granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

     3.8 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant's period of service from the date of grant through the date of the Participant's Termination of Employment or such other factors as the Committee determines are relevant to its decision to continue the award.

                                   SECTION 4

                             RESTRICTIONS ON STOCK

     4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant's name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock shall be held by a custodian designated by the Committee (the "Custodian"). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian shall appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Committee may provide in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

     4.2 Restrictions on Transfer. The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program shall be void. The Company shall not recognize, or have the duty to recognize, any Disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred shall continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

                                   SECTION 5

                               GENERAL PROVISIONS

     5.1 Withholding. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding tax in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise or payment of a Stock Incentive (a "Withholding Election"). A Participant may make a Withholding Election only if both of the following conditions are met:

          (a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the "Tax Date") by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

          (b) Any Withholding Election made will be irrevocable except on six months advance written notice delivered to the Company; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

     5.2 Changes in Capitalization; Merger; Liquidation. (a) The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Phantom Share and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Phantom Share and Stock Appreciation Right pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

     (b) In the event of or anticipation of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new awards, the termination or adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. Any adjustment pursuant to this Section 5.2 may provide, in the Committee's discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but shall not otherwise diminish the then value of the Stock Incentive.

     (c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

     5.3 Cash Awards. The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

     5.4 Compliance with Code. All incentive stock options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all incentive stock options granted hereunder shall be construed in such manner as to effectuate that intent.

     5.5 Right to Terminate Employment. Nothing in the Plan or in any Stock Incentive shall confer upon any Participant the right to continue as an employee or officer of the Company or any of its affiliates or affect the right of the Company or any of its affiliates to terminate the Participant's employment at any time.

     5.6 Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

     5.7 Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

     5.8 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of the Participant under such Stock Incentive.

     5.9 Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder shall be void.

     5.10 Choice of Law. The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

     5.11 Effective Date of Plan. The Plan shall become effective March 26, 1997, the effective date of its adoption by the Board of Directors, subject, however, to the approval of the Plan by the Company's shareholders.
                                          SIMIONE CENTRAL HOLDINGS, INC.

                                          By:      /s/ GARY M. BREMER
                                            ------------------------------------

                                          Title:           Chairman/CEO
                                             -----------------------------------

ATTEST:

       /s/ JAMES A. TRAMONTE
--------------------------------------
Secretary

          [Corporate Seal]

                                                                        APPENDIX


      SIMIONE CENTRAL HOLDINGS, INC.
      ANNUAL MEETING OF STOCKHOLDERS

 THIS PROXY IS SOLICITED ON BEHALF OF THE
            BOARD OF DIRECTORS

    The undersigned hereby appoints Gary
M. Bremer and M. Henry Day, Jr. as proxies to represent the undersigned at the Annual
Meeting of Stockholders to be held at the offices of the Company, 6600 Powers Ferry
Road, Atlanta, Georgia 30339, on June 9,
1998 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

1.  ELECTION OF DIRECTORS                   FOR all nominees below (except              WITHHOLD AUTHORITY to vote for
                                            as marked to the contrary below) [ ]        all nominees below [ ]

          Gary M. Bremer, James R. Henderson, William J. Simione, Jr., Murali Anantharaman, James A. Gilbert, Richard D. Jackson, and Barrett C.
                                   O'Donnell

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.

--------------------------------------------------------------------------------

2. Approval of the increase in the number of shares reserved for issuance under the Simione Central Holdings, Inc. Omnibus Equity-based Incentive Plan from 250,000 shares to 1,250,000 shares of Common Stock, $.001 par value per share.

                 FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

            THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE
                  (continued and to be signed on reverse side)

                          (Continued from other side)

3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

                 FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR THE APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE SIMIONE CENTRAL HOLDINGS, INC. OMNIBUS EQUITY-BASED INCENTIVE PLAN.

                                             Dated:                       , 1998
                                                   -----------------------

                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                  Signature if held jointly

                                             Please date, sign as name appears
                                             at the left, and return promptly.
                                             If the shares are registered in the
                                             names of two or more persons, each
                                             should sign. When signing as
                                             Corporate Officer, Partner,
                                             Executor, Administrator, Trustee or
                                             Guardian, please give full title.
                                             Please note any changes in your
                                             address alongside the address as it
                                             appears on the proxy.

  PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.